Exhibit 99.01

Immersion Corporation Reports Third Quarter 2016 Results

SAN JOSE, Calif., November 3, 2016 - Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the third quarter ended September 30, 2016.
Total revenues for the third quarter of 2016 were $26.3 million, an increase of 84% compared to $14.3 million for the third quarter of 2015. Total revenues for the third quarter of 2016 include recognition of a non-recurring license fee from Samsung of $19.0 million, as previously disclosed. Royalty and license revenues of $26.0 million for the third quarter of 2016 were up 87% from the same period last year.
Net income for the third quarter of 2016 was $7.0 million, or $0.24 per basic and diluted share. This compares to net income of $184,000, or $0.01 per basic and diluted share, for the third quarter of 2015. Net income for the third quarter of 2016 includes a tax provision of $3.8 million that includes certain non-cash tax benefits and expenses associated with our international tax structure.
Non-GAAP net income for the third quarter of 2016 was $9.9 million, or $0.34 per diluted share, compared with non-GAAP net income of $2.2 million, or $0.08 per diluted share, for the third quarter of 2015. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)
As of September 30, 2016, Immersion’s cash, cash equivalents and short term investments were $94.9 million, up from $56.3 million as of June 30, 2016. During the September quarter, the Company used $729,000 to buy back approximately 106,000 shares of its common stock under its stock repurchase program.
Management Commentary
“We exited the quarter with a strong balance sheet and positive momentum as we expanded our customer base across the markets we serve. The opportunities in front of us continue to increase as haptics is being more broadly adopted than ever, across existing markets as well as new and emerging areas. Immersion’s foundation of innovation and the strength of our patent portfolio makes us uniquely positioned to lead and succeed in this market,” said Vic Viegas, chief executive officer of Immersion. “As we enter the fourth quarter, we continue to expect 2016 revenues to be in the range of $55 to $65 million, which we now anticipate generating bottom line results of a net loss between $11 million and $800,000 and between a non-GAAP net loss of $6 million and non-GAAP net income of $4 million.”
Recent Business Highlights

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Announced the Haptic Ad Service, the industry’s first comprehensive service that offers advertisers the ability to add “touch effects” to premium HTML mobile video ads. Immersion’s cloud-based solution uses the industry VAST and VPAID online video ad standards to enable advertisers to design touch effects for mobile video, and serve and sync the effects with mobile ads as they run in real-time.

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In September, the U.S. Patent and Trademark Office denied the institution of the IPR filed by Amit Agarwal, demonstrating the strength of Immersion’s patent portfolio. The Markman hearing related to the Apple litigation was completed on October 18, 2016.

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Announced TouchSense® SDK for Mobile Apps, a new haptic solution that unifies the functionality from the TouchSense® SDK for Mobile Games and TouchSense® SDK for Mobile Video into one easy-to-use SDK for Android app developers.

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Appointed Nancy Erba as Chief Financial Officer, effective Sept. 7, 2016. Ms. Erba was most recently Vice President of Finance, Corporate Financial Planning and Analysis at Seagate, the global leader of storage solutions. During her 22-year tenure with Seagate, she held Vice President positions in Corporate Development, Business Operations and Planning, and Finance. Ms. Erba holds a Bachelor's Degree in mathematics from Smith College and a MBA from Baylor University.

Conference Call Information
Immersion will host a conference call with company management on Thursday, November 3, 2016 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the third quarter ended September 30, 2016. To participate on the live call, analysts and investors should dial +1 800-231-9012 (conference ID: 7233116) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion
Immersion Corporation (NASDAQ: IMMR) is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users’ sense of touch. With more than 2,300 issued or pending patents, Immersion's technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, advertising, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com.

Use of Non-GAAP Financial Measures
Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as non-GAAP net income and non-GAAP net income per diluted share, because it is useful in understanding the company’s performance as it more closely reflects its expected long-term effective tax rates and excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding the momentum of Immersion’s business, the strength of our intellectual property portfolio and our expectation that revenues for 2016 will be in the range of $55 to $65 million generating bottom line results between a net loss of $11 million and $800,000, and between a non-GAAP net loss of $6 million and non-GAAP net income of $4 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; ability to track and retain partners, the continued popularity of mobile games, mobile advertisements and wearables; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; the fact that certain target markets are still relatively nascent; risks associated with doing business internationally; litigation costs in any current or future litigation; failure to retain key personnel; ability to retain personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and foreign currency exchange rates and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2015 and on Immersion’s most recent Quarterly Report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo and TouchSense are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR - C)
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Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$61,974	$25,013
Short-term investments	32,931	39,918
Accounts receivable, net	3,248	1,213
Prepaid expenses and other current assets	2,995	2,790
Total current assets	101,148	68,934
Property and equipment, net	4,068	4,589
Deferred income tax assets	25,510	24,633
Prepaid income taxes	6,502	6,995
Intangibles and other assets, net	395	264
TOTAL ASSETS	$137,623	$105,415
LIABILITIES
Accounts payable	$2,418	$650
Accrued compensation	3,242	4,840
Other current liabilities	4,242	2,999
Deferred revenue	7,622	6,696
Total current liabilities	17,524	15,185
Long-term deferred revenue	27,489	2,516
Other long-term liabilities	926	1,099
TOTAL LIABILITIES	45,939	18,800
STOCKHOLDERS’ EQUITY	91,684	86,615
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$137,623	$105,415

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Royalty and license	$26,049	$13,944	$47,112	$45,895
Development, services, and other	257	369	681	928
Total revenues	26,306	14,313	47,793	46,823
Costs and expenses:
Cost of revenues	51	117	133	347
Sales and marketing	3,535	3,198	10,735	11,078
Research and development	2,951	3,471	10,229	10,697
General and administrative	9,654	6,241	30,745	21,253
Amortization of intangibles	1	3	6	18
Total costs and expenses	16,192	13,030	51,848	43,393
Operating Income (loss)	10,114	1,283	(4,055)	3,430
Interest and other income (expense)	664	(84)	909	(63)
Income (loss) from continuing operations before benefit (provision) for income taxes	10,778	1,199	(3,146)	3,367
Benefit (provision) for income taxes	(3,760)	(1,015)	1,264	(1,647)
Income (loss) from continuing operations	7,018	184	(1,882)	1,720
Income from discontinued operations	—	—	649	—
Net Income (loss)	$7,018	$184	$(1,233)	$1,720
Basic net income (loss) per share
Continuing operations	$0.24	$0.01	$(0.07)	$0.06
Discontinued operations	$0.00	$0.00	$0.02	$0.00
Total	$0.24	$0.01	$(0.05)	$0.06
Shares used in calculating basic net income (loss) per share	28,849	28,190	28,726	28,027
Diluted net income (loss) per share
Continuing operations	$0.24	$0.01	$(0.07)	$0.06
Discontinued operations	$0.00	$0.00	$0.02	$0.00
Total	$0.24	$0.01	$(0.05)	$0.06
Shares used in calculating diluted net income (loss) per share	29,298	29,134	28,726	28,893

Immersion Corporation
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2106	2015
GAAP net income (loss)	$7,018	$184	$(1,233)	$1,720
Add: Stock-based compensation	1,214	1,276	4,803	4,245
Add: Provision (benefit) for income taxes	3,760	1,015	(1,264)	1,647
Less: Non-GAAP benefit (provision) for income taxes on continuing operations (at 19%)	(2,048)	(228)	598	(640)
Non-GAAP net income	$9,944	$2,247	$2,904	$6,972
Non-GAAP earnings per share	$0.34	$0.08	$0.10	$0.24
Shares used in calculating Non-GAAP earnings per share	29,298	29,134	28,726	28,893

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